UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 17, 2005

The Reynolds and Reynolds Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-10147	31-0421120
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Reynolds Way, Dayton, Ohio		45430
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	937-485-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

At the 2005 Annual Meeting of Shareholders on February 17, 2005 (the "2005 Annual Meeting"), the Company’s shareholders approved the proposed Non-Employee Directors Stock Compensation Plan (the "Directors Plan") to be effective February 17, 2005 until February 17, 2010, unless otherwise terminated by the Board of Directors (the "Board"). The Directors Plan provides that the Board shall grant a stock award to each non-employee director elected at the immediately preceding annual meeting of shareholders as partial compensation for board service for the upcoming year. At the meeting of the Board immediately after the 2005 Annual Meeting, the Board approved a grant of shares of Class A Common Stock equal to $25,000 divided by the fair market value per share (determined by averaging the closing price of the Company’s Class A Common Stock for the 10 business days immediately preceding the day of grant). Additional information regarding the Director Plan is contained in the Company’s Proxy Statement dated January 6, 2005 for the 2005 Annual Meeting.

Also at the 2005 Annual Meeting, the Company’s shareholders approved the proposed terms of a new performance-based compensation plan (the "162(m) Plan") to secure deductibility of officer compensation exceeding one million dollars. The purpose of the 162(m) Plan is to enable the Company to qualify annual bonuses it pays to executive officers as "performance-based compensation" that will be fully deductible by the Company notwithstanding the $1,000,000 limit of Section 162(m) of the Internal Revenue Code.

The 162(m) Plan consists of two components: the Annual Component and the Annual Personal Performance Component. The Annual Component is based on performance against financial goals established by the Compensation Committee (the "Committee"), which administers the 162(m) Plan. The Annual Personal Performance Component is based on performance against goals that are agreed upon by the participant and his/her superior and recommended to the Committee and subject to its approval, except in the case of the President and/or CEO, who will establish and agree upon his/her goals directly with the Committee.

To make an award under the 162(m) Plan, the Committee will not later than 90 days after the beginning of each fiscal year, establish the annual incentives under the 162(m) Plan based on certain business criteria. For both components, the business criteria shall include one or more of the following: (a) earnings per share; (b) net income (before or after taxes); (c) various return measures, including, but not limited to, return on assets, equity or sales; (d) cash flow return on investments which equals net cash flows divided by owners’ equity (e) earnings before or after taxes, depreciation and/or amortization, (f) gross revenues; (g) operating income (before or after taxes); (h) total shareholder return; (i) various corporate performance indicators, including, but not limited to, level of services to customers, customer satisfaction, total quality measures, market share growth and strengthening of an organization process; (j) cash generation, profit and/or revenue targets; (k) growth measures, including, but not limited to, revenue growth as compared with a peer group or other benchmark; and (l) share price, including, but not limited to, growth measures and total shareholder return. The maximum annual payment that may be paid or accrued under the 162(m) Plan for any participant in any fiscal year shall be $3,000,000. Additional information regarding the 162(m) Plan is continued in the Company’s Proxy Statement dated January 6, 2005 for the 2005 Annual Meeting.

The Board also took the following actions at the Board meeting on February 17, 2005 immediately after the 2005 Annual Meeting:

- The Board approved, at the recommendation of the Compensation Committee, a restricted stock bonus (which vests upon retirement as a Director) with a dollar value of $115,000 to Philip A. Odeen for his services as Acting CEO during the period from July 7, 2004 until January 17, 2005. The bonus was calculated based upon the CEO formula in effect for that period and the actual fiscal year 2004 and first quarter of fiscal year 2005 performance of the Company.

- The Board approved, at the recommendation of the Nominating and Governance Committee, a Non-Executive Chairman fee of $110,000 per year to be paid to the Company’s Non-Executive Chairman of the Board, who is currently Mr. Philip A. Odeen.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 17, 2005, Mr. Finbarr J. O’Neill, recently appointed as President and CEO of the Company, was appointed to the Board to serve until the 2006 Annual Meeting of Shareholders. Additional information regarding Mr. O'Neill is incorporated by reference to the Company's Current Report on Form 8-K dated January 4, 2005.

On February 17, 2005, Mr. Donald K. Peterson retired from the Board.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1 - Non-employee Directors Stock Compensation Plan, incorporated by reference to Appendix C of the Company's 2005 Proxy Statement filed with the Securities Exchange Commission on January 6, 2005.

Exhibit 10.1 - Performance-based Compensation Plan, incorporated by reference to Proposal III of the Company's 2005 Proxy Statement filed with the Securities Exchage Commission on January 6, 2005

Exhibit 10.3 - Form of Time-Based Restricted Stock Award (Board of Directors), incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated November 30, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Reynolds and Reynolds Company

February 18, 2005	By:	Douglas M. Ventura

Name: Douglas M. Ventura
Title: Executive Vice President of Operations, General Counsel and Secretary